UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Bluejay Diagnostics, Inc.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Bluejay Diagnostics, Inc.
360 Massachusetts Avenue, Suite 203
Acton, MA 01720
(844) 327-7078

To the Stockholders of Bluejay Diagnostics, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Bluejay Diagnostics, Inc. on June 14, 2023. The Annual Meeting will begin at 2:00 p.m. local time at the corporate offices of Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720.

Information regarding each of the matters to be voted on at the Annual Meeting is contained in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. We urge you to read the proxy statement carefully. The proxy statement and proxy card are being mailed to all stockholders of record as of May 10, 2023.

Because it is important that your shares be voted at the Annual Meeting, we urge you to complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope, whether or not you plan to attend in person. Even after returning your proxy, if you are a stockholder of record and do attend the meeting and wish to vote your shares in person, you still may do so.

We look forward to seeing you on June 14, 2023.

Very truly yours,

BLUEJAY DIAGNOSTICS, INC.

By:	/s/ Neil Dey
Neil Dey
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting to be Held on June 14, 2023:
Electronic Copies of the Proxy Statement and our 2022 Annual Report on Form 10-K are available at
https://www.cstproxy.com/bluejaydx/2023

Bluejay Diagnostics, Inc.
360 Massachusetts Avenue, Suite 203
Acton, MA 01720
(844) 327-7078

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 14, 2023

TO THE STOCKHOLDERS OF BLUEJAY DIAGNOSTICS, INC.:

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders of Bluejay Diagnostics, Inc. (the “Company”) will be held at the corporate offices at 360 Massachusetts Avenue, Suite 203, Acton, MA 01720, on June 14, 2023 at 2:00 p.m., Eastern Time, for the following purposes, as described in the accompanying Proxy Statement:

Proposal 1.   To elect six Board nominees to the Board of Directors of the Company, each to serve until the 2023 annual meeting of stockholders of the Company or until such person’s successor is qualified and elected.

Proposal 2.   To approve and adopt an Amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and adjust the number of shares authorized by the Amended and Restated Certificate of Incorporation.

Proposal 3.   To ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

Proposal 4.   To transact any other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record of the Company at the close of business on May 10, 2023 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of these stockholders will be open for the examination of any stockholder of record at the Company’s principal executive offices located at 360 Massachusetts Avenue, Suite 203, Acton, MA 01720 for a period of ten days prior to the Annual Meeting. The list will also be available for the examination of any stockholder of record present at the Annual Meeting. The Annual Meeting may be adjourned or postponed from time to time without notice other than by announcement at the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,
BLUEJAY DIAGNOSTICS, INC.
/s/ Neil Dey
Acton, Massachusetts	Neil Dey
May _, 2023	Chief Executive Officer and Director

Page
Information About The Annual Meeting And Voting	1
Why Did You Send Me This Proxy Statement?	1
What Proposals Will Be Addressed At The Annual Meeting?	1
Who May Vote On These Proposals?	1
How Many Votes Do I Have?	1
Why Would The Annual Meeting Be Postponed?	1
How Do I Vote By Proxy?	2
How Do I Vote In Person?	2
May I Revoke My Proxy?	2
What Vote Is Required To Approve Each Proposal?	3
Are There Any Rights Of Appraisal?	3
Who Bears The Cost Of Soliciting Proxies?	3
Where Are the Company’s Principal Executive Offices?	3
How Can I Obtain Additional Information About the Company?	3
Stock Ownership Of Certain Beneficial Owners And Management	4
Information About Directors And Executive Officers	6
Governance Of The Company	9
Compensation Of Directors And Executive Officers	15
Related Party Transactions	21
Proposal 1: Election Of Directors	22
Proposal 2: Approve And Adopt An Amendment To Our Amended And Restated Certificate Of Incorporation To Effect A Reverse Stock Split And Adjust The Number Of Shares Authorized	23
Proposal 3: To Ratify The Appointment Of Independent Registered Public Accounting Firm	33
Audit Committee Report	34
Availability Of Annual Report On Form 10-K	35
Other Proposed Action	35
Householding Of Proxy Materials	35
Stockholder Proposals and Submissions	35
Annex A — Certicate of Amendment to the Amended and Restated Certificate of Incorporation	A-1

i

BLUEJAY DIAGNOSTICS, INC.
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 14, 2023

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Bluejay Diagnostics, Inc., a Delaware corporation, for use at the Annual Meeting of Bluejay Diagnostics, Inc.’s stockholders to be held at the 360 Massachusetts Avenue, Suite 203, Acton, MA 01720, on June 14, 2023 at 2:00 p.m., local time, and at any adjournments or postponements of the Annual Meeting. This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided. The terms “Bluejay,” “Company,” “we,” or “our” refer to Bluejay Diagnostics, Inc.

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

We will address the following proposals at the Annual Meeting:

Proposal 1.

To elect six Board nominees to the Board of Directors of the Company, each to serve until the 2023 annual meeting of stockholders of the Company or until such person’s successor is qualified and elected.

Proposal 2.

To approve and adopt an Amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and adjust the number of shares authorized by the Amended and Restated Certificate of Incorporation.

Proposal 3.	To ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
Proposal 4.	To transact any other business that is properly brought before the Annual Meeting or any adjournment or postponement thereof.

WHO MAY VOTE ON THESE PROPOSALS?

We will send this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about May _, 2023 to all stockholders as of May 10, 2023 (the “Record Date”). Stockholders who owned shares of our common stock at the close of business on the Record Date are entitled to vote at the Annual Meeting on all matters properly brought before the Annual Meeting.

On the Record Date, we had 20,459,057 shares of issued and outstanding common stock entitled to vote at the Annual Meeting.

HOW MANY VOTES DO I HAVE?

Each share of common stock is entitled to one vote on each matter presented at the Annual Meeting. Cumulative voting is not permitted.

WHY WOULD THE ANNUAL MEETING BE POSTPONED?

The Annual Meeting will be postponed if a quorum is not present on June 14, 2023. The presence in person or by proxy of at least a majority of our common stock outstanding as of the Record Date will constitute a quorum and is required to transact business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

Abstentions and broker non-votes are treated as shares present or represented at the meeting but are not counted as votes cast. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers (broker non-votes) are not considered to be “entitled to vote” on that matter and are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting.

HOW DO I VOTE BY PROXY?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors (the “Board”) as follows:

Proposal 1.	To elect six nominees to the Board, each to serve until the 2024 annual meeting of stockholders of the Company or until such person’s successor is qualified and elected.
Proposal 2.

To approve and adopt an Amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and adjust the number of shares authorized by the Amended and Restated Certificate of Incorporation.

Proposal 3.	FOR ratification of the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the year ending December 31, 2023.
Proposal 4.	In their discretion, upon such other matters as may property come before the meeting.

If any other matters are presented, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

HOW DO I VOTE IN PERSON?

If you plan to attend the Annual Meeting and vote in person on June 14, 2023, or at a later date if the meeting is adjourned or postponed, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

MAY I REVOKE MY PROXY?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in three ways:

1.      You may send in another proxy with a later date.

2.      You may notify us in writing (or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Annual Meeting that you are revoking your proxy.

3.      You may vote in person at the Annual Meeting.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Proposal 1: To elect six nominees to the Board, each to serve until the 2023 annual meeting of stockholders of the Company or until such person’s successor is qualified and elected.

A plurality of the eligible votes cast is required to elect director nominees, and as such, the six nominees who receive the greatest number of “FOR” votes cast by stockholders, entitled to vote at the meeting, will be elected. A nominee who receives a plurality means he or she has received more “FOR” votes than any other nominee for the same director’s seat. Broker non-votes will have no effect on this proposal.

Proposal 2: To approve and adopt an Amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and adjust the number of shares authorized by the Amended and Restated Certificate of Incorporation.

The approval of Proposal 2 requires the affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm.

The approval of Proposal 3 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal. We believe this proposal will be considered to be a “routine” matter and, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote on this proposal.

Other Business That Is Properly Brought Before the Annual Meeting

If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares in its discretion on routine matters. However, absent your instructions, the record holder will not be permitted to vote your shares on a non-routine matter, which are referred to as “broker non-votes”, properly brought before the meeting. Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal but will be counted in determining whether there is a quorum present.

ARE THERE ANY RIGHTS OF APPRAISAL?

The Board is not proposing any action for which the laws of the State of Delaware, our certificate of incorporation or our bylaws provide a right of a stockholder to obtain appraisal of or payment for such stockholder’s shares.

WHO BEARS THE COST OF SOLICITING PROXIES?

We will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution.

WHERE ARE THE COMPANY’S PRINCIPAL EXECUTIVE OFFICES?

The principal executive offices of Bluejay are located at 360 Massachusetts Avenue, Suite 203, Acton, MA 01720 and our telephone number is (844) 327-7078.

HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT THE COMPANY?

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, including Bluejay, that file electronically with the SEC. The SEC’s website address is www.sec.gov. In addition, our filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E. Washington, DC 20549.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of May 10, 2023, regarding beneficial ownership of our common stock by:

•        each of our directors;

•        each of our named executive officers (“NEOs”);

•        all directors and executive officers as a group; and

•        each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720.

	Shares beneficially owned		Percent of Class(1)
Name of Beneficial Owner
Neil (Indranil) Dey	4,553,908	(2)	22.3	%(10)
Svetlana Dey	4,166,356	(3)	20.4	%(10)
Donald R. Chase	906,114	(4)	*
Dr. Jason Cook	138,243	(5)	*
Kenneth Fisher	138,184	(6)	*
Gary Gemignani	55,000	(7)	*
Douglas C. Wurth	3,685,328	(8)	18.0%
Fred S. Zeidman	55,000	(9)	*
Directors and Named Executive Officers as a Group (8 persons)	9,606,777		47.0%

____________

*        Less than 5%.

(1)      Based on 20,459,057 shares of common stock outstanding as of May 10, 2023.

(2)      Includes (i) 4,091,356 shares held by Lana Management & Business Research International, LLC, an entity owned by Mr. Dey and Ms. Dey and which Mr. Dey and Ms. Dey have voting and dispositive power over the shares held by such entity, (ii) 4,705 shares underlying options at an exercise price of $1.09 per share, and (iii) 787 shares underlying common stock warrants at an exercise price of $0.95.

(3)      Includes (i) 4,091,356 shares held by Lana Management & Business Research International, LLC, an entity owned by Mr. Dey and Ms. Dey and which Mr. Dey and Ms. Dey have voting and dispositive power over the shares held by such entity, (ii) 25,000 shares underlying options at an exercise price of $2.79 per share, (iii) 2,500 shares underlying options at an exercise price of $1.26 per share, and (iv) 27,500 shares underlying a restricted stock unit grant.

(4)      Includes (i) 39,340 shares underlying options at an exercise price of $0.16 per share, (ii) 20,604 shares underlying options at an exercise price of $0.95, (iii) 2,500 shares underlying options at an exercise price of $1.26, (iv) 25,000 shares underlying options at an exercise price of $2.79, (v) 22,818 shares underlying warrants at an exercise price of $2.30 per share, and (vi) 27,500 shares underlying a restricted stock unit grant.

(5)      Includes (i) 41,668 shares underlying options at an exercise price of $3.50 per share, and (ii) 1,775 shares underlying options at an exercise price of $1.09.

(6)      Includes 25,000 shares underlying options at an exercise price of $1.31 per share.

(7)      Includes (i) 25,000 shares underlying options at an exercise price of $2.72 per share, (ii) 2,500 shares underlying options at an exercise price of $1.26 per share, and (iii) 27,500 shares underlying a restricted stock unit grant.

(8)      Includes (i) 125,515 shares underlying options at an exercise price of $0.95 per share, (ii) 39,340 shares underlying options at an exercise price of $0.16 per share, (iii) 25,000 shares underlying options at an exercise price of $2.79 per share, (iv) 2,500 shares underlying options at an exercise price of $1.26 per share (v) 62,000 shares underlying warrants at an exercise price of $2.30 per share, (vi) 7,818 shares underlying warrants at an exercise price of $0.95 per share, and (vii) 27,500 shares underlying a restricted stock unit grant.

(9)      Includes (i) 10,000 shares underlying options at an exercise price of $3.50 per share, (ii) 15,000 shares underlying options at an exercise price of $2.79 per share, (iii) 2,500 shares underlying options at an exercise price of $1.26 per share, and (iv) 27,500 shares underlying a restricted stock unit grant.

(10)    Mr. Dey and Ms. Dey’s ownership percentages both include the shares held by Lana Management & Business Research International, LLC, which they jointly own. In total, Mr. Dey and Ms. Dey own 22.6% together, including the shares held by Lana Management & Business Research International, LLC.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of May 10, 2023. Our officers are appointed by, and serve at the pleasure of, the Board.

Name	Age	Position
Neil (Indranil) Dey	59	President, Chief Executive Officer and Director
Kenneth Fisher	44	Chief Financial Officer
Dr. Jason Cook	41	Chief Technology Officer
Douglas C. Wurth	58	Director
Svetlana Dey	51	Director
Donald R. Chase	76	Director
Fred S. Zeidman	76	Director
Gary Gemignani	57	Director

Neil Dey, President, Chief Executive Officer and Director

Mr. Dey co-founded Bluejay Diagnostics in 2015. In 2008, Mr. Dey co-founded Lana Management and Business Research International, LLC (“LMBRI”), and served as Chief Operating Officer of LMBRI from 2008 through 2015. LMBRI is a management consulting company focused on product launch and marketing in the medical field in the U.S., Japan and EU. During his tenure with LMBRI, he spent approximately eight years consulting with Toray Industries, Hitachi Chemicals (now Showa Denko Materials Co. Ltd.), Fujifilm (Fuji Chemicals), Merck & Co., SRI International, among others. From 2005 to 2007, Mr. Dey served as Vice President of Business Development and Market for Definines, AG. From 2001 to 2005, Mr. Dey served as Head of Business Development, Western U.S. for IMPATH, Inc., where he was responsible for three business units and the introduction of Her2neu diagnostics for breast cancer treatment with Herceptin. Earlier positions include Chief Business Officer for Genmethrax, Inc.; Manager, Technology Licensing, Thomas Jefferson Medical University; and Manager, Technology Licensing, Ciba Geigy (Novartis). Mr. Dey earned both Bachelor of Science and Master of Science degrees in Biochemistry from Visva-Bharati University in India and a Ph.D. in Lipid Membrane Biochemistry from Biological Research Center in Hungary. He also earned a Master’s in Business Administration (Fulbright Scholarship) from the University of Cambridge. We believe Mr. Dey’s history with our company, coupled with his extensive business development experience in the medical device industry, provides him with the qualifications to serve as a director.

Kenneth Fisher, Chief Financial Officer

Mr. Fisher joined us in March 2022. Mr. Fisher is an accomplished financial professional and Certified Public Accountant. From July 2010 to November 2021, he was Executive Vice President, Chief Financial Officer and Treasurer of Meridian Bancorp, Inc. and its subsidiary, East Boston Savings Bank (merged with Rockland Trust in November 2021). Prior to that, he served as Vice President and Treasurer at Beverly National Bank and as a senior auditor at Parent, McLaughlin & Nangle, CPAs (now Marcum LLP). He received his Bachelor’s Degree in Business Administration from the Isenberg School of Management at the University of Massachusetts at Amherst and is a graduate of the New England School for Financial Studies.

Dr. Jason Cook, Chief Technology Officer

Dr. Cook joined us in 2021. From 2014 to 2021, Dr. Cook served as the Chief Executive Officer of NanoHybrids, Inc., a nanotechnology company specializing in the development and manufacture of theranostic nanoparticle platform technologies. He was also a Director and served as Chairman of its Board from 2020 to 2021, and from 2014 to 2017, he served as Senior Scientist developing many of the core technologies of the company. Dr. Cook earned a Ph.D. in Biomedical Engineering from the University of Texas at Austin, focusing on medical diagnostic system design and development. His postdoctoral work focused on the improvement of bioconjugation strategies of nanoparticles for molecular targeting. Dr. Cook also serves as an ad-hoc reviewer for numerous panels at the National Institute of Health and peer reviewed scientific journals.

Douglas C. Wurth, Chairman of the Board

Mr. Wurth has served as Chairman of the Board of Bluejay Diagnostics since 2017. Since 2016, Mr. Wurth has been a private investor. Mr. Wurth has served as Chief Executive Officer and a Director of Good Works II Acquisition Corp. since February 2021, and Co- Chairman of Good Works Acquisition Corp. since October 2020. Mr. Wurth led major businesses within J.P. Morgan Asset Management during his nearly 20 years at J.P Morgan from 1997 to 2016. Mr. Wurth was the Chief Executive Officer of Alternative Investments in Asset Management, and Chief Executive Officer of J.P. Morgan’s International Private Bank, where he led the expansion of the franchise in Asia, Latin America and Europe while based in New York, Hong Kong, and London. Since leaving J.P. Morgan, Mr. Wurth has invested in and helped lead several private companies, of which he is Chairman of the Board of Standard Power and Vestrata, and a board member of Triax Technologies. Before joining J.P. Morgan, Mr. Wurth practiced law at the New York firm Skadden, Arps, Slate, Meagher & Flom from 1992 to 1995, and served as General Counsel to former U.S. Senator Robert Dole’s 1996 presidential campaign. Mr. Wurth earned a Bachelor of Arts degree from the University of Notre Dame and a J.D. from the University of Virginia School of Law. We believe that Mr. Wurth is professionally qualified to serve on our Board due to his overall leadership experience, his experience in the private equity and alternative investments industry and his legal expertise.

Donald R. Chase, Director

Mr. Chase has served on our Board since 2017. Mr. Chase has been a member of the Board of Directors of Millyard Bank since 2020. Mr. Chase was a member of the Board of Directors of Merchants Bank and Merchants Bancshares, Inc., in South Burlington. VT, from 2015 through 2017. Mr. Chase was Chairman of the Board of NUVO Bank and Trust Company of Springfield, Massachusetts since its inception in 2008 through 2015. Mr. Chase served as President and Chief Executive Officer, Vice Chairman, and a Director of Westbank Corporation and its wholly-owned subsidiary, Westbank from 1988 to 2007. Mr. Chase is active in a number of commercial real estate, farming and ranching activities and serves in a number of civic roles. He is former Chairman of the Board of Trustees for the Eastern States Exposition in West Springfield, MA. Mr. Chase is also a commissioner of the Board of Public Safety for the City of West Springfield, MA and is a former member of the Massachusetts Board of Agriculture. Mr. Chase is a veteran of the United States Army during which he served in combat in Vietnam from 1967 through 1969. Mr. Chase graduated with honors from Western New England University with a Bachelor of Science degree in Accounting. We believe that Mr. Chase is professionally qualified to serve on our Board due to his executive experience and his financial expertise.

Fred S. Zeidman, Director

Mr. Zeidman has served on our Board since May 2021. Mr. Zeidman is Chairman of WoodRock & Co., an investment banking service business and serves as Chairman and CEO of Good Works Acquisition Corp. and Chairman of Good Works II Acquisition Corp, both publicly held SPACs and Mr. Zeidman served as Chairman of Gordian Group LLC, a U.S. investment bank specializing in board level advice in complex, distressed or “story” financial matters. Mr. Zeidman, Chairman Emeritus of the United States Holocaust Memorial Council was appointed by President George W. Bush in March 2002 and served in that position from 2002-2010. A prominent Houston-based business and civic leader, Mr. Zeidman also is Chairman Emeritus of the University of Texas Health Science System Houston. He was National Chairman of the Development Corp of Israel Campaign (Israel Bonds) and served on the Board of the National World War II Museum. Mr. Zeidman was the former CEO, President and Chairman of Seitel, Inc., a Houston-based onshore seismic data provider where he was instrumental in the successful turnaround of the Company. He served as lead Director of Straight Path Communications, Inc. until its sale to Verizon in 2018. He was also Director of REMA a division of NRG Corp. and he further serves on the board of Prosperity Bank and was formerly Restructuring Officer of TransMeridian Exploration Inc. and Chief Bankruptcy Trustee of AremisSoft Corp. He held the post of Chairman of the Board and CEO of Unibar Corporation, the largest domestic independent drilling fluids company, until its sale to Anchor Drilling Fluids in 1992. Mr. Zeidman holds a Bachelor’s degree from Washington University in St. Louis and a Master’s in Business Administration from New York University. We believe that Mr. Zeidman is professionally qualified to serve on our Board due to his extensive leadership and corporate finance experience, as well has his relationships in the investing and investment banking businesses.

Svetlana Dey, Director

Ms. Svetlana Dey has been a member of Bluejay’s Board since 2015. Ms. Dey co-founded Bluejay Diagnostics in 2015. She also co-founded LMBRI in 2008, a management consulting company focused on product launch and marketing in the medical field in the U.S., Japan and India. Ms. Dey has served as LMBRI’s President and CEO since 2008. Prior to LMBRI, Ms. Dey spent more than 15 years in healthcare consulting businesses. In these roles, she has been involved in management and operations of healthcare and life sciences products development, sales and marketing operations and general management. Ms. Dey earned a Master’s Degree in Mathematics from the State University of Mari El Republic, Russia. We believe Ms. Dey’s history with our company, coupled with her extensive experience in the healthcare industry, provides her with the qualifications to serve as a Director.

Gary Gemignani, Director

Mr. Gemignani joined Bluejay’s Board in November 2021. Mr. Gemignani previously served as EVP, Chief Financial Officer of Solta Medical, a division of Bausch Health. Prior to Solta Medical, Mr. Gemignani served as EVP and CFO of Acacia Pharma Group plc from 2020 to 2022. Prior to Acacia Pharma he served as CFO of Synergy Pharmaceuticals Inc. from 2017 to 2019 where he successfully led the sale of this Nasdaq-listed company’s assets to Bausch Health. Synergy Pharmaceuticals Inc. filed a petition in the United States Bankruptcy Court for the Southern District of New York in December 2018 under Chapter 11 of the U.S. Bankruptcy Code. Previously, Mr. Gemignani served as CEO and CFO of Biodel Inc., overseeing business and strategic planning, operations and financing activities of the company. Prior to this, Mr. Gemignani served in senior and executive financial and operational roles with multiple public and private companies including Prudential Financial, Gentium, Novartis and Wyeth. Mr. Gemignani started his career at Arthur Andersen & Co. We believe that Mr. Gemignani is professionally qualified to serve on our Board due to his extensive accounting and financial experience, as well as his public company expertise.

Family Relationships

Ms. Svetlana Dey is married to Mr. Neil Dey. There are no other directors that are related to any other director or executive officer of our company or our subsidiaries, and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

GOVERNANCE OF THE COMPANY

Our Board of Directors

Our Board oversees the business affairs of Bluejay and monitors the performance of management. Members of the Board discussed various business matters informally on numerous occasions throughout the year 2022. The Board held nine meetings during 2022. We believe that such interaction between fellow Board members and with management provided proper oversight of the Company. Each incumbent director attended at least 75% of the total number of meetings of the Board and committee meetings of which such director was a member (held during the period for which such director was in office).

Director Independence

The rules of the Nasdaq Stock Market, or the Nasdaq Rules, require a majority of a listed company’s board of directors to be composed of independent directors. In addition, the Nasdaq Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Rules, a director will only qualify as an independent director if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also require that Audit Committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of Compensation Committee members, the Nasdaq Rules require that our Board must consider additional factors relevant to the duties of a Compensation Committee member, including the source of any compensation we pay to the director and any affiliations with our company.

Our Board undertook a review of the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that Messrs. Wurth, Chase, Zeidman, and Gemignani are independent as defined under the Nasdaq Rules.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. Our Board has adopted written charters for each of our Audit, Compensation, and Nominating and Corporate Governance Committees, which are available on our website at https://ir.bluejaydx.com/corporate-governance/governance-overview.

The chart below shows the current membership and chairperson of each of our three standing Board committees and the number of committee meetings held during our last fiscal year. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committee meets the applicable independence requirements of the SEC and the Nasdaq listing rules for service on our Board and each committee on which she or he serves.

Name	Audit	Compensation	Nominating and Corporate Governance
Donald R. Chase	Member	Chair	Member
Neil (Indranil) Dey	—	—	—
Svetlana Dey	—	—	—
Gary Gemignani	Chair	Member	—
Douglas C. Wurth	Member	Member	Member
Fred S. Zeidman	—	—	Chair
Total Meetings in 2022	6	3	2

Audit Committee.    The members of the Audit Committee are Mr. Gemignani (Chairperson), Mr. Wurth and Mr. Chase. Each member of the Audit Committee is independent as defined by the Nasdaq Rules. In addition, each member of the Audit Committee satisfies the additional requirements of the SEC and Nasdaq Rules for audit committee membership, including the additional independence requirements and the financial literacy requirements. The Board has determined that at least one member of the Audit Committee, Mr. Gemignani, is an “audit committee financial expert” as defined in the SEC’s rules and regulations. The primary purpose of the Audit Committee is to oversee the quality and integrity of our accounting and financial reporting processes and the audit of our financial statements. The Audit Committee is responsible for selecting, compensating, overseeing and terminating the selection of our independent registered public accounting firm.

Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee are Mr. Zeidman (Chairperson), Mr. Wurth and Mr. Chase. Each member of the Nominating and Corporate Governance Committee is independent as defined by Nasdaq Rules. The primary functions and responsibilities of the Nominating and Corporate Governance Committee are to: (a) determine the qualifications, qualities, skills, and other expertise required to be a director; (b) identify and screen individuals qualified to become members of the Board; (c) make recommendations to the Board regarding the selection and approval of the nominees for director; and (d) review and assess the adequacy of our corporate governance policies and procedures.

Compensation Committee.    The members of the Compensation Committee are Mr. Chase (Chairperson), Mr. Wurth and Mr. Gemignani. Each member of the Compensation Committee is independent as defined by Nasdaq Rules. The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the Board with respect to the annual compensation for our Chief Executive Officer. The Compensation Committee is also responsible for reviewing and making recommendations to the Board the annual compensation and benefits for our other executive officers. The Compensation Committee also, among other things, reviews compensation of the Board, reviews and makes recommendations on all new executive compensation programs that are proposed for adoption and administers the Company’s equity incentive plans. The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the Board with respect to the annual compensation for our Chief Executive Officer and Chief Financial Officer.

Our Chief Executive Officer and Chief Financial Officer review the performance of our other executive officers (other than himself) and based on that review they make recommendations to the Compensation Committee about the compensation of executive officers (other than themselves). Neither our Chief Executive Officer nor Chief Financial Officer participate in any deliberations or approvals by the Board or the Compensation Committee with respect to their own compensation.

Board Member Attendance at Annual Meetings

We do not have a formal policy regarding Board attendance at our annual meetings, however, all of our directors are invited to the annual meeting. This Annual Meeting will be our second Annual Meeting as a public company.

Board Leadership Structure and Role in Risk Oversight

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Mr. Wurth serves as Chairman of the Board and Mr. Dey serves as our Chief Executive Officer. Although our Board does not have a policy with regard to the separation of the offices of Chairman of the Board and Chief Executive Officer, we believe such separation serves an important governance purpose.

Although management is responsible for the day-to-day management of the risks we face, our Board and its committees take an active role in overseeing management of our risks and have the ultimate responsibility for the oversight of risk management. Our Board regularly reviews information regarding our operational, financial, legal and strategic risks. Specifically, senior management attends periodic meetings of the Board, provides presentations on operations including significant risks, and are available to address any questions or concerns raised by our Board.

In addition, our committees assist our Board in fulfilling its oversight responsibilities regarding risks. Our Audit Committee coordinate the Board’s oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions and code of conduct and corporate governance guidelines and management reports on these areas. Our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. When any of the committees receives a report related to material risk oversight, the chairperson of the relevant committee will report on the discussion to the full Board.

Nomination of Director Candidates

We receive suggestions for potential director nominees from many sources, including members of the Board, advisors, and stockholders. Any such nominations, together with appropriate biographical information, should be submitted to the Chairperson of the Nominating and Corporate Governance Committee in the manner discussed below. Any candidates submitted by a stockholder or stockholder group are reviewed and considered in the same manner as all other candidates.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. Our Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director candidates but seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and our stockholders. Candidates whose evaluations are favorable are recommended by our Nominating and Corporate Governance Committee to the full Board for consideration. The full Board selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at the annual meeting.

A stockholder wishing to nominate a candidate for election to our Board at any annual meeting at which the Board has determined that one or more directors will be elected must submit a written notice of his or her nomination of a candidate to the Chairperson of the Nominating and Corporate Governance Committee (c/o the Corporate Secretary), providing the candidates name, biographical data and other relevant information together with a consent from the nominee. Pursuant to our Bylaws, the submission must be received at our principal executive offices no less than 90 days and no more than 120 days prior to the anniversary date of our last annual meeting so as to permit the Board time to evaluate the qualifications of the nominee.

We have not employed an executive search firm, or paid a fee to any other third party, to locate qualified candidates for director positions.

Diversity of Directors

The following table summarizes certain self-identified characteristics of our directors, utilizing the categories and terms set forth in applicable Nasdaq rules and related guidance (as of May 10, 2023):

Board Diversity Matrix (As of May 10, 2023)

Total Number of Directors		6
	Female		Male
Part I: Gender Identity
Directors	1		5
Part II: Demographic Information
Asian			1
White	1		4
LGBTQ+		1

Stockholder Communications with Directors

Persons wishing to write to our Board, or to a specified director or committee of the Board, should send correspondence to the Corporate Secretary at 360 Massachusetts Avenue, Suite 203, Acton, MA 01720. Electronic submissions of stockholder correspondence will not be accepted.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the stockholders, to the functioning of the Board or to the affairs of Bluejay. Any correspondence received that is addressed generically to the Board will be forwarded to the Chairman of the Board.

Anti-Hedging Policy

Our policies prohibit directors, officers and other employees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities without our prior approval.

Code of Ethics

We have adopted a written code of ethics that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and any person performing similar functions. The code of ethics is on the “Investors — Corporate Governance Overview” section on our website at bluejaydx.com. We intend to disclose any future amendments to, or waivers from, the code of ethics within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC.

COMPENSATION OVERVIEW

The purpose of this Compensation Overview section is to provide material information about the Company’s compensation philosophy, objectives and other relevant policies and to explain and put into context the material elements of the disclosure that follows in this Proxy Statement with respect to the compensation of our named executive officers (“NEOs”). For the year ended December 31, 2022, our NEOs were:

Neil Dey President and Chief Executive Officer (“CEO”)

Kenneth Fisher, Chief Financial Officer (“CFO”)

Jason Cook, Chief Technology Officer (“CTO”)

Determining Executive Compensation

On an ongoing basis, the Compensation Committee reviews the performance and compensation of our President and CEO and the Company’s other executive officers. Our President and CEO provides input to the Compensation Committee regarding the performance of the other NEOs and offers recommendations regarding their compensation packages in light of such performance. The Compensation Committee is ultimately responsible, however, for determining the compensation of the NEOs, including our President and CEO.

Compensation Philosophy

The Compensation Committee and the Board believe that the Company’s executive compensation programs for its executive officers should reflect the Company’s performance and the value created for its shareholders. In addition, we believe our executive compensation programs should support the goals and values of the Company and should reward individual contributions to the Company’s success. Specifically, the Company’s executive compensation program is intended to, among other things:

•        attract and retain the highest caliber executive officers;

•        drive achievement of business strategies and goals;

•        motivate performance in an entrepreneurial, incentive-driven culture;

•        closely align the interests of executive officers with the interests of the Company’s shareholders;

•        promote and maintain high ethical standards and business practices; and

•        reward results and the creation of shareholder value.

Factors Considered in Determining Compensation

The Compensation Committee makes executive compensation decisions on the basis of total compensation, rather than on individual components of compensation. They attempt to create an integrated total compensation program structured to balance both short and long-term financial and strategic goals. Our compensation should be competitive enough to attract and retain the highest caliber executive officers. In this regard, we have historically utilized a combination of two types of compensation to compensate our executive officers:

•        base salary;

•        annual performance bonuses payable in cash and/or equity awards; and

The Compensation Committee periodically reviews each executive officer’s base salary and makes appropriate recommendations to the Board. Base salaries are based on the following factors:

•        the Company’s performance for the prior fiscal years and subjective evaluation of each executive’s contribution to that performance;

•        the performance of the particular executive in relation to established goals or strategic plans;

•        competitive levels of compensation for executive positions based on information drawn from informal internal benchmark analysis of base salaries for executive officers at similarly sized, public medical technology companies and other relevant information; and

•        our obligations under the applicable executive officer’s employment agreement or offer letter (if any).

Performance bonuses and equity compensation are awarded based upon the recommendation of the Compensation Committee. These grants are made with a view to linking executives’ compensation to the long-term financial success of the Company and its shareholders.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Officer Compensation

The following Summary Compensation Table shows, for the fiscal years ended December 31, 2022 and December 31, 2021, information regarding the compensation awarded to our three most highly compensated executive officers for 2022: Neil Dey, our President and Chief Executive Officer; Kenneth Fisher, our Chief Financial Officer; and Jason Cook, our Chief Technology Officer. We refer to these officers as our “named executive officers” (“NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Neil Dey(1)	2022	337,436	70,000	(8)	12,281	—	5,721	(7)	425,438
President & Chief Executive Officer	2021	137,500	44,110	(5)	—	—	—		181,610
Kenneth Fisher(2)	2022	204,135	99,000	(10)	67,600	—	3,438	(7)	374,173
Chief Financial Office
Jason Cook(3)	2022	212,103	60,720	(9)	4,632	—	5,596	(7)	283,051
Chief Technology Officer	2021	100,833	16,636	(5)	46,250	—	90,000	(6)	253,719

____________

(1)      While Mr. Dey served as our President and CEO for all of 2022 and 2021, Mr. Dey only was paid salary from July 1, 2021 to December 31, 2021 during 2021.

(2)      Mr. Fisher was hired and appointed Chief Financial Officer on March 23, 2022. Compensation reported in 2022 is for a partial year of employment.

(3)      Mr. Cook was hired and appointed Chief Technology Officer on July 1, 2021. Prior to that Mr. Cook was a non-employee consultant to the Company. Compensation reported in 2021 is for a partial year of employment and Mr. Cook’s 2021 total includes compensation paid to him as a non-employee consultant prior to July 1, 2021.

(4)      The amounts in this column represent the aggregate grant date fair value of option awards granted to each NEO, computed in accordance with FASB ASC Topic 718, as further described in Note 9 of the notes to our Consolidated Financial Statements included our Annual Report, which contains a discussion of all assumptions made by us in determining the grant date fair value of our equity awards.

(5)      The amounts in this column represent the cash bonuses earned in 2022 but paid in 2023.

(6)      Included in this amount is $30,000 in employee relocation compensation and $60,000 in compensation paid to Mr. Cook for his services as a non-employee consultant prior to becoming the Company’s Chief Technology Officer on July 1, 2021.

(7)      The amounts represent matching contributions made by the Company under its 401(k) Plan.

(8)      Mr. Dey’s 2022 bonus amount was paid through the issuance of fully vested restricted stock units granted in 2023, rather than in cash.

(9)      50% of Mr. Cook’s 2022 bonus amount was paid through the issuance of fully restricted stock units granted in 2023, and 50% was paid in cash in 2023.

(10)    50% of Mr. Fisher’s 2022 bonus amount was paid through the issuance of fully vested restricted stock units granted in 2023, and 50% was paid in cash in 2023.

Narrative to Summary Compensation Table

Neil Dey, Chief Executive Officer and President

In July 2021, we entered into an employment agreement with Mr. Dey (such agreement, as subsequently amended and restated, the “Dey Agreement”). The Dey Agreement provides for an initial annual base salary for Mr. Dey of $250,000, which increased to $350,000 in November 2021. On January 12, 2023, Mr. Dey’s annual base salary was increased to $372,750, then on January 27, 2023 Mr. Dey’s annual base salary was decreased to $275,000. The agreement also provides eligibility for an annual bonus targeted at 50% of his base salary. The annual bonus is payable in a combination of cash and equity as determined at the sole discretion of the Compensation Committee of the Board. Mr. Dey is entitled to participate in certain of the Company’s benefit plans available to other executives.

Under the Dey Agreement, Mr. Dey is entitled to receive certain benefits upon termination of employment under certain circumstances. If we terminate Mr. Dey’s employment for any reason other than “Cause” (as such term is defined in the Dey Agreement), Mr. Dey will receive cash severance equal to twelve months base salary plus a pro-rata portion of the target annual bonus in addition to any unpaid salary, bonus, and unused vacation time not already paid.

Kenneth Fisher, Chief Financial Officer

In March 2022, we entered into an employment agreement with Mr. Fisher (such agreement, the “Fisher Agreement”). The Fisher Agreement provides for an initial annual base salary for Mr. Fisher of $275,000, which shall increase to $300,000 on January 1, 2023 as well as eligibility for an annual bonus targeted at 40% of his base salary. The annual bonus is payable in a combination of cash and equity as determined at the sole discretion of the Compensation Committee of the Board. Mr. Fisher is entitled to participate in certain of the Company’s benefit plans available to other executives.

Under the Fisher Agreement, Mr. Fisher is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Mr. Fisher’s employment for any reason other than “Cause” (as such term is defined in the Fisher Agreement), Mr. Fisher will receive cash severance equal to six months base salary plus a pro-rata portion of the target annual bonus in addition to any unpaid salary, bonus, and unused vacation time not already paid.

Mr. Fisher was granted a ten-year option to purchase 65,000 shares of common stock at an exercise price of $1.31 per share (the closing price of the Company’s common stock on the date of the agreement). Of the option grant, 5,000 shares were fully-vested on the date of grant and 60,000 shares will vest in three equal annual installments on the anniversary dates of the grant, provided Mr. Fisher is employed on each vesting date.

Jason Cook, Chief Technology Officer

In July 2021, we entered into an employment agreement with Mr. Cook (such agreement, as subsequently amended and restated, the “Cook Agreement”). The Cook Agreement provides for an initial annual base salary for Mr. Cook of $200,000 as well as eligibility for an annual bonus targeted at 30% of his base salary. On December 15, 2021, Mr. Cook’s annual base salary was increased to $220,000. The annual bonus is payable in a combination of cash and equity as determined at the sole discretion of the Compensation Committee of the Board. Mr. Cook is entitled to participate in certain of the Company’s benefit plans available to other executives and Mr. Cook was provided with a $30,000 relocation allowance to move to Massachusetts in 2021.

Under the Cook Agreement, Mr. Cook is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Mr. Cook’s employment for any reason other than “Cause” (as such term is defined in the Cook Agreement), Mr. Cook will receive cash severance equal to six months base salary plus a pro-rata portion of the target annual bonus in addition to any unpaid salary, bonus, and unused vacation time not already paid.

In connection with his appointment as Chief Technology Officer in July 2021, following the effective date of the 2021 Stock Plan, Mr. Cook was issued stock options to purchase 75,000 shares of common stock on July 7, 2021 at an exercise price of $3.50. These stock options vest as follows: (i) 41,668 vest immediately upon grant, and (ii) 8,333 each will vest over upon achievement of four performance milestones (total of 33,332).

Outstanding Equity Awards at 2022 Fiscal Year End

The following table shows certain information regarding outstanding equity awards held by our NEOs as of December 31, 2022.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Neil Dey(1)	—	14,116	$1.09	2/25/32
Kenneth Fisher(2)	5,000	60,000	$1.31	3/25/32
Jason Cook(3)	41,668	33,332	$3.50	7/7/31
Jason Cook(4)	—	5,324	$1.09	2/25/32

____________

(1)      On February 25, 2022, Mr. Dey was issued stock options to purchase 14,116 shares of common stock at an exercise price of $1.09 that rest ratably over three years. As of December 31, 2022, none of the options were vested.

(2)      On March 25, 2022, Mr. Fisher was issued stock options per his employee agreement to purchase 65,000 shares of common stock at an exercise price of $1.31. Of those options 5,000 vested immediately and the remainder vest ratably over three years. As of December 31, 2022, 5,000 of the options were vested.

(3)      On July 7, 2021, Dr. Cook was issued stock options to purchase 75,000 shares of common stock at an exercise price of $3.50. Of those options 41,668 vested immediately upon grant while the remainder vest upon achievement of certain product development milestones. As of December 31, 2022, 41,668 of the options were vested.

(4)      On February 25, 2022, Mr. Cook was issued stock options to purchase 5,324 shares of common stock at an exercise price of $1.09 that rest ratably over three years. As of December 31, 2022, none of the options were vested.

Retirement Benefits

We have established a 401(k) tax-deferred savings plan in 2022, which permits participants, including our NEOs, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. We are responsible for the administrative costs of the 401(k) plan. We may, in our discretion, make matching contributions to the 401(k) plan. We contributed $14,755 in matching contributions to the 401(k) Plan for NEOs for the year ended December 31, 2022.

Employee, Officer and Director Hedging

Our insider trading policy generally prohibits our directors, officers and employees from:

•        engaging in short sales of our securities;

•        engaging in hedging transactions, including, but not limited to, zero-cost collars, forward sale contracts and many others, which involve the establishment of a short position in our securities and limit or eliminate a director, officer or employee’s ability to profit from an increase in the value of our securities;

•        engaging in transactions in publicly traded options on our securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market; and

•        holding securities in a margin account or pledging our securities as collateral for a loan.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and its NEOs pay.

Pay Versus Performance Table

The table below presents information on the compensation of our chief executive officer and our other NEOs in comparison to certain performance metrics for 2022 and 2021. The metrics are not those that the compensation committee uses when setting executive compensation. The use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules. Neither CAP nor the total amount reported in the Summary Compensation Table (“SCT”) reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting the SCT Total values for the applicable year as described in the footnotes to the table.

Year	Summary Compensation Table Total for CEO(3)	Compensation Actually Paid to CEO(4)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(4)	Value of initial fixed $100 investment based on total shareholder return (TSR):	Net Loss (in thousands)
2022(1)	$425,438	$417,044	$328,612	$301,710	$15	$(9,297)
2021(2)	$181,610	$181,610	$253,719	$252,469	$48	$(3,488)

____________

(1)      For 2022, the CEO was Neil Dey and the other NEOs were Kenneth Fisher and Jason Cook.

(2)      For 2021, the CEO was Neil Dey and the other NEOs were Gordon Kinder and Jason Cook.

(3)      Amounts in this column represent the “Total” column set forth in the SCT on page 15. See the footnotes to the SCT for further detail regarding the amounts in these columns.

(4)      The dollar amounts reported in these columns represent the amounts of “compensation actually paid.” The Amounts are computed in accordance with Item 402(v) of Regulation S-K by deducting and adding the following amounts from the “Total” column of the SCT (pursuant to SEC rules, fair value at each measurement date is computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under GAAP):

2022	CEO	Average Non-CEO NEOs
SCT Total Compensation	$425,438	$328,612
Add Change in Fair Value of Awards Granted in 2022 Unvested as of 12/31/22	(8,295)	(24,955)
Add Change in Fair Value of Awards Granted and Vested during 2022 as of the Vesting Date	—	(1,948)
Total Compensation Actually Paid	$417,143	$301,710
2021	CEO	Average Non-CEO NEOs
SCT Total Compensation	181,610	223,655
Add Fair Value of Awards Granted and Vested in 2021 as of the Vesting Date	—	28,814
Total Compensation Actually Paid	181,610	252,469

Pay Versus Performance Narrative Disclosure

As illustrated in the above table, for 2022, the average SCT total for our CEO and non-CEO NEOs were $425,438 and $328,612, respectively, whereas the average amounts actually paid to our CEO and non-CEO NEOs based on CAP were $417,143 and $301,710, respectfully. During such period, the total shareholder return of our common stock was -85%, which is reflected in such CAP-based amounts being less than the amount reported in the summary compensation table.

For 2021, the average SCT total for our CEO and non-CEO NEOs were $181,610 and $223,655, respectively, whereas the average amounts actually paid to our CEO and non-CEO NEOs based on CAP were $181,610 and $252,469, respectfully. During such period, the total shareholder return of our common stock was -52%.

In 2022, our net loss increased from 2021, which was primarily due to the increased operating expenses related to our transition from a private to public company as well as the start of our initial clinical trials. Generally, our increased loss in 2022 as compared to 2021 correlated with our CAP-based amounts increasing from 2021 to 2022. We generally do not utilize TSR and net loss in our executive compensation program. However, we do utilize several other performance measures to align executive compensation with our performance, as described in more detail above in the section “Compensation Overview.” We view stock options, which are part of our executive compensation program, as related to company performance although not directly tied to TSR, because they provide value only if the market price of our common stock increases, and if the executive officer continues in our employment over the vesting period. These stock option awards intend to align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to continue in our employment for the long-term.

Director Compensation

Pursuant to our Non-Employee Director Compensation Policy, each member serving on our Board who was not our employee was eligible to compensation for his or her services as follows for 2022:

•        Board member: $50,000;

•        Board chair: $75,000;

•        Audit Committee member: $7,500;

•        Audit Committee chair: $20,000;

•        Compensation Committee member: $7,500;

•        Compensation Committee chair: $20,000;

•        Nominating and Corporate Governance Committee member: $7,500; and

•        Nominating and Corporate Governance Committee chair: $20,000

The following table shows for the fiscal year ended December 31, 2022 certain information with respect to the compensation of our non-employee directors.

Name	Fees Earned ($)	Option Awards ($)(1)		Other Compensation ($)	Total ($)
Douglas Wurth	97,500	56,700	(2)	—	154,200
Donald Chase	85,000	56,700	(3)	—	141,700
Fred Zeidman	70,000	35,000	(4)	—	105,000
Svetlana Dey	50,000	56,700	(5)	—	106,700
Gary Gemignani	77,500	2,450	(6)	—	79,950

____________

(1)      The amounts in this column represent the aggregate grant date fair value of option awards granted to each NEO, computed in accordance with FASB ASC Topic 718, as further described in Note 9 of the notes to our Consolidated Financial Statements included our Annual Report, which contains a discussion of all assumptions made by us in determining the grant date fair value of our equity awards.

(2)      Mr. Wurth received stock options to purchase 25,000 shares of common stock on January 10, 2022, with an exercise price of $2.79 that vest over approximately 11 months. Mr. Wurth received an additional stock option grant to purchase 2,500 shares of common stock on March 22, 2022, with an exercise price of $1.26 that vest over approximately 9 months. As of December 31, 2022, Mr. Chase held options to purchase an aggregate of 90,444 shares of common stock, of which 84,543 options were vested.

(3)      Mr. Chase received stock options to purchase 25,000 shares of common stock on January 10, 2022, with an exercise price of $2.79 that vest over approximately 11 months. Mr. Chase received an additional stock option grant to purchase 2,500 shares of common stock on March 22, 2022, with an exercise price of $1.26 that vest over approximately 9 months. As of December 31, 2022, Mr. Chase held options to purchase an aggregate of 184,860 shares of common stock, of which 155,355 options were vested.

(4)      Mr. Zeidman received stock options to purchase 15,000 shares of common stock on January 10, 2022, with an exercise price of $2.79 that vest over approximately 11 months. Mr. Zeidman received an additional stock option grant to purchase 2,500 shares of common stock on March 22, 2022, with an exercise price of $1.26 that vest over approximately 9 months. As of December 31, 2022, Mr. Zeidman held options to purchase an aggregate of 27,500 shares of common stock, of which all options were vested.

(5)      Mrs. Dey received stock options to purchase 25,000 shares of common stock on January 10, 2022, with an exercise price of $2.79 that vest over approximately 11 months. Mrs. Dey received an additional stock option grant to purchase 2,500 shares of common stock on March 22, 2022, with an exercise price of $1.26 that vest over approximately 9 months. As of December 31, 2022, Mrs. Dey held options to purchase an aggregate of 27,500 shares of common stock, of which all options were vested.

(6)      Mr. Gemignani received stock options to purchase 2,500 shares of common stock with an exercise price of $1.26 that vest over approximately 9 months. As of December 31, 2022, Mr. Gemignani held options to purchase an aggregate of 27,500 shares of common stock, of which all options were vested.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans at December 31, 2022:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(3)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	589,786	1.86	1,943,269
Equity compensation plans not approved by security holders(2)	3,371,282	6.16	—

____________

(1)      Represents shares of common stock issuable upon exercise of outstanding stock options under our current 2018 and 2021 Stock Plans.

(2)      Consists of warrants issued to consultants for services and placement agent and underwriter warrants.

(3)      Does not include outstanding unvested restricted stock awards.

RELATED PARTY TRANSACTIONS

LMBRI Expense Sharing Agreement

We are a party to an expense sharing agreement with Lana Management and Business Research International, LLC (“LMBRI”), an entity owned and controlled by Mr. Dey and Ms. Dey, pursuant to which we reimburse LMBRI monthly for certain shared expenses, including insurance, rent, salaries, telephone, and other miscellaneous expenses. We are billed up to $4,000 monthly for these expenses through December 31, 2021. On January 1, 2022, the Company moved into its own leased facility and no longer shared expenses with LMBRI.

The table below summarizes the amounts incurred, paid, and balances due to LMBRI under this agreement as of and for years ended December 31, 2022 and 2021.

	2022	2021
Expenses from LMBRI	$—	$48,000
Payments to LMBRI	$2,000	$171,102
Amounts payable to LMBRI	$—	$2,000

NanoHybrids, LLC

In December 2021, we entered into an agreement with NanoHybrids, LLC (“NanoHybrids”) to utilize our research and development staff and laboratory facility when available to perform work for NanoHybrids. Any hours worked by our employees for NanoHybrids is billed to NanoHybrids at a bill rate of the respective employee’s fully burdened personnel cost plus 10%. NanoHybrids is wholly owned by our Chief Technology Officer. The table below summarizes the amounts earned and due from NanoHybrids as of and for the year’s ended December 31, 2022 and 2021:

	2022	2021
Income from NanoHybrids included in Other Income	$163,256	$—
Cash receipts from NanoHybrids	$143,526	$—
Amounts receivable from NanoHybrids included in Prepaids and Other Current Assets	$19,731	$—

Policies and Procedures for Related Party Transactions

Our Audit Committee Charter provides that our Audit Committee is responsible for reviewing and approving in advance any related party transaction. This will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or will be a participant to, where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In determining whether to approve a proposed transaction, our Audit Committee will consider all relevant facts and circumstances including: (i) the materiality and character of the related party’s direct or indirect interest; (ii) the commercial reasonableness of the terms; (iii) the benefit or perceived benefit, or lack thereof, to us; (iv) the opportunity cost of alternate transactions; and (v) the actual or apparent conflict of interest of the related party.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board currently consists of six members: Douglas Wurth, Neil Dey, Svetlana Dey, Donald Chase, Fred Zeidman and Gary Gemignani. The Nominating and Governance Committee nominated and the Board approved and recommended all of the current members of our Board for re-election. All nominees have consented to being named herein and have indicated their intention to serve as our directors, if elected. The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the named director nominees. In case any of the nominees becomes unavailable for election to the Board the persons named as proxies will have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment. The Board nominees, if elected, will serve until the next annual meeting of shareholders or until each successor is duly elected and qualified.

Biographical information for our directors is provided above in the section entitled “Information About Directors and Executive Officers.”

Vote Required and Recommendation of the Board

A plurality of the eligible votes cast is required to elect director nominees, and as such, the six nominees who receive the greatest number of “FOR” votes cast by stockholders, entitled to vote at the meeting, will be elected. A nominee who receives a plurality means he or she has received more “FOR” votes than any other nominee for the same director’s seat. Broker non-votes will have no effect on this proposal. The Board recommends that stockholders vote FOR each of the six nominees for election to our Board.

PROPOSAL 2:
APPROVE AND ADOPT AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND ADJUST THE NUMBER OF SHARES AUTHORIZED1

General

Our Board has unanimously approved and declared advisable and is recommending that our stockholders approve and adopt proposed amendments to our amended and restated certificate of incorporation in substantially the form attached hereto as Annex A (the “Certificate of Amendment”) to effect a reverse stock split of all of our outstanding shares of common stock by one of several fixed ratios between 1-for-2 and 1-for-25, coupled with a less-than-proportionate reduction in our authorized shares of common stock (having the effective result of increasing our authorized shares of common stock by 50%), as indicated in the table below (the “Reverse Stock Split”), with the final decision of whether to proceed with the Reverse Stock Split, the effective time of the Reverse Stock Split, and the exact ratio of the Reverse Stock Split to be determined by our Board, in its sole discretion and without further action by the Company’s stockholders. If this proposal is approved and adopted and should our Board proceed with the Reverse Stock Split, the exact ratio shall be set at one of the seven reverse stock split ratios, identified as “Amendments A, B, C, and D,” as determined by our Board in its sole discretion.

If this Proposal 2 is approved and adopted by our stockholders and ultimately implemented by our Board, the actual number of authorized shares of common stock after giving effect to the Reverse Stock Split, if and when effected, will depend on the reverse stock split ratio and corresponding authorized share reduction ratio that is ultimately determined by our Board. The table below shows the number of authorized shares of common stock for each of the three alternative reverse stock split ratios, identified as “Amendments A, B, C, and D,” reflecting the whole numbers within such range:

		Authorized Shares of Common Stock
	Reverse Stock Split Ratio	Prior to Reverse Stock Split	Giving Effect to Reverse Stock Split
Amendment A	1-for-5	100,000,000	30,000,000
Amendment B	1-for-10	100,000,000	15,000,000
Amendment C	1-for-20	100,000,000	7,500,000
Amendment D	1-for-25	100,000,000	6,000,000

Because the number of issued and outstanding shares of common stock will be reduced in the Reverse Stock Split at a lower ratio than the corresponding reduction in authorized shares of common stock, the Reverse Stock Split will have the net effect of increasing the number of shares of common stock available for issuance relative to the number of shares issued and outstanding by 50%. The Board believes that this relative increase in the availability of authorized common stock will provide the Company with more flexibility to execute potential future capital-raising transactions that involve the issuance of common stock.

For the convenience of our stockholders, the Certificate of Amendment attached hereto as Annex A indicates in brackets, for each of Amendments A, B, C, and D, the ratio for the Reverse Stock Split and the correspondingly adjustment to the authorized shares of common stock. Each of Amendments A, B, C, and D has been approved by our Board. By approving the Reverse Stock Split, stockholders will be approving each of Amendments A, B, C, and D. However, only the version of the Certificate of Amendment that sets forth the Amendment providing for the final ratio determined by our Board to be implemented will be filed with the Secretary of State of the State of Delaware and become effective, whereupon each of the other six versions of the Certificate of Amendment that were approved by stockholders as part of this proposal will automatically be deemed to have been abandoned by our Board.

If the stockholders approve and adopt the Reverse Stock Split, and our Board decides to implement it, the Reverse Stock Split (including the corresponding adjustment in the number of authorized shares of common stock) will become effective as of a date and time to be determined by the Board that will be specified in the Certificate of Amendment (the “Effective Time”). If the Board does not decide to implement the Reverse Stock Split by December 31, 2023, the authority granted in this proposal to implement the Reverse Stock Split (including the corresponding adjustment in the number of authorized shares of common stock) will terminate.

The Reverse Stock Split (including the corresponding adjustment in the number of authorized shares of common stock), if implemented, will be realized simultaneously for all outstanding common stock. The Reverse Stock Split, if implemented, will affect all holders of common stock uniformly and each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares as further described below. The Reverse Stock Split, if implemented, will not change the par value of our common stock but it will affect outstanding stock options, restricted stock awards, time-based and performance-based restricted stock units and other stock-based awards, as described in “Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder” below.

Reasons for the Reverse Stock Split

Our Board is seeking stockholder approval of the Reverse Stock Split with the primary intent of increasing the price of our common stock in order to meet the Nasdaq Stock Market’s minimum price per share criteria for continued listing on that exchange. Our common stock currently is publicly traded and listed on the Nasdaq Capital Market under the symbol “BJDX.” On October 25, 2022, we received a notification letter from the Nasdaq Listing Qualifications Staff notifying us that the closing bid price for our common stock had been below $1.00 for the previous 30 consecutive business days and that we therefore are not in compliance with the minimum bid price requirement for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification provided us with a compliance period of 180 calendar days, or until April 24, 2023, in which to regain compliance. To regain compliance, the closing bid price of our common stock must be at least $1.00 or higher for a minimum of ten consecutive business days, and in such case, Nasdaq will provide us with written confirmation of compliance. The Nasdaq Listing Qualifications Staff has since extended the date by which we must be in compliance until October 23, 2023, and it is the Board’s intent to implement a reverse stock split prior to such date. Our Board’s principal reason for seeking approval of the Reverse Stock Split is to establish a mechanism for the price of our common stock to meet Nasdaq’s minimum bid price requirement.

In addition to addressing this Nasdaq listing matter, we believe that the increased market price of our common stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. A reverse stock split could allow a broader range of institutions to invest in our common stock (including investors that, as a matter of policy, avoid or are prohibited from buying stocks that are priced below a certain per share price threshold), potentially increasing the liquidity of our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing or trading in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. The presence of these factors may be adversely affecting the pricing of our common stock as well as its trading liquidity. An increase in the common stock price could help increase interest in our stock from analysts and brokers as their policies can discourage them from following or recommending companies with low stock prices.

Further, we believe that a higher stock price could help us attract and retain employees and other service providers who can receive a portion of their compensation in stock. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the Reverse Stock Split successfully increases the per share price of our common stock, we believe this increase will enhance our ability to attract and retain employees and service providers.

However, the possibility also exists that liquidity may be adversely impacted by the reduced number of shares which would be outstanding if the Reverse Stock Split is completed, particularly if the price per share of our common stock begins a declining trend after the implementation of the Reverse Stock Split.

Additionally, while the corresponding adjustments to the authorized shares would decrease the total number of authorized shares available for issuance, the net results of the Reverse Stock Split and the corresponding adjustment in authorized shares (as shown above) would provide the Company with additional flexibility to raise capital in an efficient manner. This change would result in an effective increase in authorized common stock of 50% on a split-adjusted basis. The Board believes that this effective increase in the availability of authorized common stock will provide the Company with more flexibility to execute potential future capital-raising transactions that involve the issuance of common stock.

Our Board believes that stockholder adoption of several fixed reverse stock split ratios (and corresponding adjustment numbers of authorized shares of common stock), as opposed to adoption of a single reverse stock split ratio, provides maximum flexibility to achieve the purposes of the Reverse Stock Split and, therefore, is advisable and in the best interests of the Company and its stockholders. In determining which of the approved fixed ratios to implement following the receipt of stockholder approval, the Board (or any authorized committee of the Board) may consider, among other things, factors such as:

•        the historical trading price and trading volume of our common stock;

•        the number of shares of our common stock outstanding;

•        the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•        the continued listing requirements of the Nasdaq Stock Market; and

•        prevailing general market and economic conditions.

The Board reserves the right to elect to abandon the Reverse Stock Split (including all of the fixed reverse stock split ratios and the corresponding adjustment in the number of authorized shares of common stock), notwithstanding stockholder approval thereof, if our Board determines, in its sole discretion, that the Reverse Stock Split (including the corresponding adjustment in the number of authorized shares of common stock) is no longer in the best interests of the Company and its stockholders. In making such determination, our Board will take into account certain factors including the expected trading prices for our common stock, actual or forecasted results of operations and the likely effect of such results on the market price of our common stock, as well as the factors described in the above paragraph.

Reverse Stock Split Amendment to our Amended and Restated Certificate of Incorporation

If the Reverse Stock Split is approved and adopted, the text currently constituting the first sentence of Section 4.1 (Authorized Capital Stock) of Article IV (Capitalization) of our amended and restated certificate of incorporation shall be amended and restated in its entirety to read as follows:

“The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [Amendment A: THIRTY-FIVE MILLION (35,000,000) shares, consisting of (a) THIRTY MILLION (30,000,000) shares; Amendment B: TWENTY MILLION (20,000,000) shares, consisting of (a) FIFTEEN MILLION (15,000,000) shares; Amendment C: TWELVE MILLION FIVE HUNDRED THOUSAND (12,500,000) shares, consisting of (a) SEVEN MILLION FIVE HUNDRED (7,500,000) shares; Amendment D: ELEVEN MILLION (11,000,000) shares, consisting of (a) SIX MILLION (6,000,000) shares;] of common stock (the “Common Stock”), and (b) FIVE MILLION (5,000,000) shares of preferred stock (the “Preferred Stock”).; Upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [Amendment A: 5, Amendment B: 10, Amendment C: 20, Amendment D: 25] shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.0001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors of the Corporation. Each certificate that immediately prior to the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

The Certificate of Amendment attached hereto as Annex A reflects the changes that will be implemented to our amended and restated certificate of incorporation if the Reverse Stock Split is approved and adopted.

Principal Effects of the Reverse Stock Split

If the stockholders approve and adopt the proposal to authorize the Board to implement the Reverse Stock Split (including approval of the amendments to effectuate each of the fixed reverse stock split ratios and the corresponding adjustment in the number of authorized shares of common stock) and the Board implements the Reverse Stock Split (by selecting one of the fixed reverse stock split ratios and corresponding adjustment in the number of authorized shares of common stock), we will amend and restate the text currently constituting the first sentence of Section 4.1 (Authorized Capital Stock) of Article IV (Capitalization) of our amended and restated certificate of incorporation in the manner set forth above.

By approving this proposal, stockholders will approve and adopt each of Amendments A, B, C, and D, each of which would combine a specific number of shares of common stock into one share, and correspondingly reduce the number of authorized shares of common stock. The Certificate of Amendment to be filed with the Secretary of State of the State of Delaware (which would be one of Amendments A, B, C, and D) would include only that number (and the corresponding number of authorized shares of common stock) determined by the Board to be in the best interests of the Company and its stockholders. In accordance with these resolutions, the Board will not implement any amendment providing for a different reverse stock split ratio than those specified in each of Amendments A, B, C, and D.

As explained above, the Reverse Stock Split would be effected simultaneously for all issued and outstanding shares of common stock and the exchange ratio would be the same for all issued and outstanding shares of common stock. The Reverse Stock Split (including the corresponding adjustment in the number of authorized shares of common stock) would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders receiving a cash payment in lieu of owning a fractional share, as further described in the section titled “Fractional Shares” below. Common stock issued pursuant to the Reverse Stock Split would remain fully paid and non-assessable. The Reverse Stock Split would not affect the Company’s continuing obligations under the periodic reporting requirements of the Exchange Act. Immediately following the Reverse Stock Split, our common stock would continue to be listed on the Nasdaq Capital Market under the ticker symbol “BJDX,” although it would receive a new CUSIP number.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Stock Split (including the corresponding reduction in the number of authorized shares of common stock) is approved and adopted by the Company’s stockholders, and if at or after such time the Board believes that implementing the Reverse Stock Split is in the best interests of the Company and its stockholders, the Board will determine the ratio of the Reverse Stock Split to be implemented. The Reverse Stock Split (including the corresponding adjustment in the number of authorized shares of common stock) would become effective as of the Effective Time. The Board would determine the exact timing of the filing of the Certificate of Amendment based on its evaluation as to when the filing would be the most advantageous to the Company and its stockholders. If the Board does not decide to implement the Reverse Stock Split within twelve months from the date of the Annual Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

Except as described below under the sections titled “Fractional Shares” and “Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder,” at the Effective Time, each whole number of issued and outstanding pre-Reverse Stock Split shares that the Board has determined will be combined into one post-Reverse Stock Split share (based on the Board’s final selection of either Amendment A, B, C, and D as the version of the

Certificate of Amendment that will be implemented) will, automatically and without any further action on the part of our stockholders, be combined into and become one share of common stock, and each certificate which, immediately prior to the Effective Time represented pre-Reverse Stock Split shares, will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Fractional Shares

No fractional shares will be issued in connection with implementation of the Reverse Stock Split. Stockholders of record at the Effective Time of the Reverse Stock Split who otherwise would be entitled to receive fractional shares because they hold a number of pre-Reverse Stock Split shares not evenly divisible by the number of pre-Reverse Stock Split shares for which each post-Reverse Stock Split share is to be exchanged, will, in lieu of a fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing such pre-Reverse Stock Split shares (except as described below under “— Book-Entry Shares”), to a cash payment, without interest, in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the Reverse Stock Split) of our common stock, as reported on the Nasdaq Stock Market, during the ten consecutive trading days ending on the trading day that is the second day immediately prior to the date on which the Reverse Stock Split becomes effective.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

Book-Entry Shares

If the Reverse Stock Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from our transfer agent that indicates the number of post-Reverse Stock Split shares of our common stock owned in book-entry form.

Certificated Shares

As soon as practicable after the Effective Time of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. We expect that our transfer agent will act as exchange agent for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our exchange agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-Reverse Stock Split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-Reverse Stock Split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Authorized Shares

If and when the Reverse Stock Split is effected, the number of authorized shares of common stock will contemporaneously be adjusted by the corresponding authorized share reduction amount. As described above, Amendments A, B, C, or D set forth above will decrease the number of authorized shares of common stock from 30,000,000, 15,000,000, 7,500,000, or 6,000,000 respectively.

If the Reverse Stock Split is abandoned or deemed to be abandoned by our Board, the decrease in the number of authorized shares will also be abandoned or deemed to be abandoned by our Board.

Certain Risks Associated with the Reverse Stock Split

We cannot predict whether the Reverse Stock Split will increase the market price per share of our common stock proportionately with the ratio of the combination. The market price of our common stock may also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. Further, there are a number of risks associated with the Reverse Stock Split, including:

•        Although the Board believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines or policies of institutional investors or investment funds. Further, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the interest of new investors in the shares of our common stock. As a result, the trading liquidity of the shares of our common stock may not improve as a result of the Reverse Stock Split and there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above.

•        The liquidity of our common stock may be harmed by the Reverse Stock Split given the reduced number of shares of common stock that would be outstanding after the Reverse Stock Split, particularly if the stock price does not proportionately increase as a result of the Reverse Stock Split.

•        The Reverse Stock Split could be viewed negatively by the market and other factors, such as those described above, may adversely affect the market price of the shares of our common stock. Consequently, the market price per post-Reverse Stock Split share may not increase in proportion to the reduction of the number of shares of our common stock outstanding before the implementation of the Reverse Stock Split. Accordingly, the total market capitalization of our shares of common stock following the Reverse Stock Split could be lower than the total market capitalization before the Reverse Stock Split.

Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder

Pursuant to the terms of the Company’s 2018 and 2021 Stock Plans, (collectively, the “Stock Plans”) and the agreements governing equity awards thereunder, the Board or a committee thereof, as applicable, will adjust the number of shares of common stock available for future grant, the number of shares of common stock underlying outstanding awards, the exercise price per share of outstanding stock options, and other terms of outstanding awards issued pursuant to the Stock Plans to equitably reflect the effects of the Reverse Stock Split. With respect to any such outstanding equity awards, the contemplated equitable adjustments will result in approximately the same aggregate exercise price being required to be paid under such stock options, and approximately the same value of shares of common stock being delivered upon exercise, vesting or settlement of such awards immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. Any fractional shares that would otherwise result from the Reverse Stock Split adjustments described above with respect to outstanding equity awards will be eliminated through rounding or as otherwise determined by the Board or a committee thereof in accordance with the terms of such Stock Plans and award agreements thereunder.

Accounting Matters

The implementation of the Reverse Stock Split would not affect the common stock capital account on our balance sheet. However, because the par value of our common stock would remain unchanged at the Effective Time of the split, the components that make up the common stock capital account would change by offsetting amounts. Depending on the size of the Reverse Stock Split that the Board decides to implement, the stated capital component would be reduced proportionately based upon the Reverse Stock Split and the additional paid-in capital component would be increased with the amount by which the stated capital is reduced. Immediately after the Reverse Stock Split, the per share net income or loss and net book value of our common stock would be increased because there will be fewer shares of common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes would be adjusted accordingly for the Reverse Stock Split.

Effect on Par Value

The proposed amendment to our amended and restated certificate of incorporation to implement the Reverse Stock Split would not affect the par value of our common stock, which will remain at $0.0001 per share.

Dividends

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business.

While the timing, declaration and payment of any future dividends to holders of our common stock fall within the discretion of our Board and will depend on our operating results, earnings, financial condition, the capital requirements of our business and other factors, our Board expects that the amount of future dividends, if any, would be adjusted accordingly to reflect the Reverse Stock Split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following any implementation of the Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Potential Anti-Takeover and Dilutive Effect

The purpose of the Reverse Stock Split is not to establish any barriers to a change of control or acquisition of the Company. However, because the number of authorized shares of common stock would be decreased at a lower ratio than the number of issued and outstanding shares of common stock, this proposal, if adopted and implemented, will result in a 50% relative increase in the number of authorized but unissued shares of our common stock vis-à-vis the outstanding shares of our common stock and could, under certain circumstances, have an anti-takeover effect. Shares of Common Stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private financings, mergers, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. After implementation of the proposed amendment, our Board will continue to have authority under the provisions of our amended and restated certificate of incorporation to issue additional shares from time to time without delay or further action by the Company’s stockholders except as may be required by applicable law or Nasdaq listing rules, assuming the Company remains listed on a Nasdaq market. Our Board is not aware of any attempt to take control of our business and has not considered the Reverse Stock Split to be a tool to be utilized as a type of anti-takeover device. We currently have no plans, proposals or arrangements to issue any shares of common stock that would become newly available for issuance as a result of the Reverse Stock Split.

In addition, if we do issue additional shares of our common stock, the issuance could have a dilutive effect on earnings per share and the book or market value of our issued and outstanding common stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in the Company. Holders of common stock are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.

No Dissenters’ Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenters’ appraisal rights with respect to the Reverse Stock Split, and the Company will not independently provide stockholders with any such right.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock. This summary does not address all of the U.S. federal income tax consequences that may be relevant to any particular holder of our common stock, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.

This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, “qualified foreign pension funds,” partnerships (or other entities classified as partnerships for U.S. federal income tax purposes) and investors therein, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, persons who acquired our common stock through the exercise of employee stock options or otherwise as compensation, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split. This summary does not address the Medicare tax on net investment income or the effects of any state, local or foreign tax laws.

Each holder of our common stock should consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders.    The discussion in this section is addressed to “U.S. holders”. A “U.S. holder” is a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia or a trust or estate the income of which is subject to U.S. federal income taxation regardless of its source. The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to a cash payment from the exchange agent in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered. A U.S. holder who receives a cash payment from the exchange agent in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to the fractional share of our common stock. The capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. holders that have acquired different blocks of our common stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and the holding period of, our common stock.

U.S. Information Reporting and Backup Withholding.    Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of a cash payment from the exchange agent in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split, unless a U.S. holder is an exempt recipient. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 24%) on the payment of this cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders.    The discussion in this section is addressed to “non-U.S. holders”. A non-U.S. holder is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or other entity classified as a partnership for U.S. federal income tax purposes). Generally, except as described below with respect to a cash payment from the exchange agent in lieu of fractional shares, non-U.S. holders will not recognize any gain or loss upon the Reverse Stock Split. Any gain recognized with respect to a cash payment received from the exchange agent in lieu of a fractional share will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a non-U.S. holder’s permanent establishment in the United States), (ii) with respect to non-U.S. holders who are individuals, the non-U.S. holder is present in the United States for 183 days or more in the relevant taxable year and certain other conditions are met or (iii) the gain is subject to tax pursuant to the “FIRPTA” rules discussed below. A non-U.S. holder described in (i) above will be subject to tax on such gain in the same manner as if such non-U.S. holder were a United States person as described in the Code, and, if such non-U.S. holder is a corporation, such gain may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in (ii) above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on such gain, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that we are or will become “United States real property holding corporation” for U.S. federal income tax purposes.

If we are, or have been at any time during the shorter of (i) the five-year period preceding the recognition of any gain with respect to any cash payment received in lieu of a fractional share of our common stock (as described below) and (ii) a non-U.S. holder’s holding period for its common stock (such shorter period, the “relevant period”), a “United States real property holding corporation,” a non-U.S. holder may be subject to U.S. federal income tax and/or withholding tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to any cash payment received in lieu of a fractional share of our common stock. Specifically, except as described below, a non-U.S. holder would generally be subject to U.S. federal income tax on any gain recognized with respect to such cash payment in the same manner as if such non-U.S. holder were a United States person as described in the Code (unless an applicable income tax treaty provides otherwise), although a non-U.S. holder that is a corporation would not be subject to the “branch profits tax” described above on any such gain. In addition, except as described below, a 15% withholding tax may apply to the cash payment received, although the payment would generally be exempt from such withholding tax if the common stock held by the non-U.S. holder is of a class that is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market (such as the Nasdaq Capital Market, where our common stock is currently listed). Furthermore, the non-U.S. holder would generally be required to file a U.S. federal income tax return for the taxable year in which the gain is realized and subject to U.S. federal income tax as a result of our status as a “United States real property holding corporation.”

Notwithstanding the foregoing discussion, a non-U.S. holder will be exempt from U.S. federal income and withholding tax on any cash payment received in lieu of a fractional share of our common stock if (i) at any time during the calendar year, any class of our common stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market (such as the Nasdaq Capital Market, where our common stock is currently listed) and (ii) (x) if the common stock held by the non-U.S. holder is “regularly traded” on an established securities market, the non-U.S. holder does not actually or constructively own, and has not actually or constructively owned at any time during the relevant period, more than 5% of such regularly traded class of common stock or (y) if the common stock held by the non-U.S. holder is not “regularly traded” on an established securities market, on the date that the non-U.S. holder acquired such common stock it had a fair market value less than or equal to 5% of the fair market value of the regularly traded class of common stock.

Non-U.S. holders should consult their own tax advisors about how the FIRPTA rules would apply to them.

U.S. Information Reporting and Backup Withholding Tax.    In general, backup withholding and information reporting will not apply to payment of cash from the exchange agent in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge or reason to know to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock and equity awards granted to them pursuant to the Stock Plans.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to not file the Certificate of Amendment and to abandon any Reverse Stock Split (including all of the fixed reverse stock split ratios and the corresponding reduction in the number of authorized shares of common stock) without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment, even if the authority to effect these amendments is approved and adopted by our stockholders at the Annual Meeting. By voting in favor of the Reverse Stock Split (including each of the fixed reverse stock split ratios and the corresponding reduction in the number of authorized shares of common stock), you are expressly also authorizing the Board to delay, not proceed with, and abandon, the Reverse Stock Split (including all of the fixed reverse stock split ratios and the corresponding reduction in the number of authorized shares of common stock) and the Certificate of Amendment if it should so decide, in its sole discretion, that such actions are advisable and in the best interests of the Company and its stockholders.

Vote Required

The approval of Proposal 2 requires the affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then “FOR” the proposal.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK.

PROPOSAL 3:
TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Wolf & Company P.C. as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2023. Our stockholders are being asked to ratify this appointment. In the event that ratification of this selection of auditors is not approved by the stockholders, we will reassess our selection of auditors. Representatives of Wolf & Company P.C. are expected to be present at the Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement at the Annual Meeting.

Aggregate fees for professional services rendered by Wolf & Company P.C. for their services for the fiscal years ended December 31, 2022 and 2021, respectively, were as follows:

	2022	2021
Audit Fees	$142,636	$175,164
Audit-related fees	5,420	100,500
Tax fees	6,600	5,300
All other fees	—	—
TOTAL	$154,656	$280,964

Audit Fees

Audit fees represent the aggregate fees billed for professional services rendered by our independent accounting firm for the audit of our annual financial statements, review of financial statements included in our quarterly reports, review of registration statements or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees

Audit-related fees represent the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees.

Tax Fees

Tax fees represent the aggregate fees billed for professional services rendered by our principal accountants for tax return preparation and compliance for such years.

All Other Fees

All other fees represent the aggregate fees billed for products and services other than the services reported in the other categories.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee on an annual basis reviews audit and non-audit services performed by the independent auditors. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors’ independence.

Vote Required and Recommendation of the Board of Directors

The approval of Proposal 2 requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Broker non-votes will not be taken into account in determining the outcome of the proposal, and abstentions will be counted as votes against the proposal. The Board recommends that stockholders vote FOR the ratification of the appointment of Wolf & Company P.C., our independent registered public accounting firm for the fiscal year ending December 31, 2023.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal control over financial reporting and disclosure controls and procedures. Wolf & Company P.C., the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

We have reviewed and discussed with management and Wolf & Company P.C. the Company’s audited financial statements. We discussed with Wolf & Company P.C. the overall scope and plans of their audit. We met with Wolf & Company P.C., with and without management present, to discuss the results of its examinations, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

With regard to the fiscal year ended December 31, 2022, the Audit Committee (i) reviewed and discussed with management the Company’s audited financial statements as of December 31, 2022, and for the year then ended; (ii) discussed with Wolf & Company P.C. the matters required by Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission; (iii) received the written disclosures and the letter from Wolf & Company P.C. required by applicable requirements of the PCAOB regarding Wolf & Company P.C.’s communications with the Audit Committee regarding independence; and (iv) discussed with Wolf & Company P.C. their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Gary Gemignani (Chairperson)
Douglas Wurth
Donald Chase

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our 2022 Annual Report on Form 10-K has been mailed concurrently with this proxy statement to stockholders entitled to notice of and to vote at the Annual Meeting, provided that we have not included the exhibits to Form 10-K. We will provide copies of these exhibits without cost upon request by eligible stockholders. Requests for copies of such exhibits should be mailed to Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720, Attention: Corporate Secretary.

OTHER PROPOSED ACTION

Our Board does not intend to bring any other matters before the Annual Meeting, nor does it know of any matters which other persons intend to bring before the Annual Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are the Company’s stockholders may be “householding” our proxy materials. A single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, please (1) notify your broker, or (2) direct your written request to Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720, Attention: Corporate Secretary. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their brokers. In addition, upon written request to the address set forth above, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of the documents was delivered.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

In order to be eligible for inclusion in our proxy statement and form of proxy for our next Annual Meeting, a proposal of a stockholder, including the submission of a stockholder nominee for election to our Board, must be received at our principal executive offices located in Acton, Massachusetts no later than _____, 2024. For any proposal that a stockholder wishes to propose for consideration at our next Annual Meeting but does not wish to include in the proxy materials for that meeting, our Amended and Restated Bylaws require a notice of the proposal to be delivered not less than 90 days but not more than 120 days prior to the anniversary of our preceding annual meeting of stockholders. The notice of the proposal also must comply with the content requirements for such notices set forth in our Amended and Restated Bylaws.

ANNEX A
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BLUEJAY DIAGNOSTICS, INC.

Bluejay Diagnostics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Laws (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is Bluejay Diagnostics, Inc., the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 20, 2015, and the date of filing of its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was October 22, 2021.

SECOND: The text currently constituting the first sentence of Section 4.1 (Authorized Capital Stock) of Article IV (Capitalization) of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

“The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [Amendment A: THIRTY-FIVE MILLION (35,000,000) shares, consisting of (a) THIRTY MILLION (30,000,000) shares; Amendment B: TWENTY MILLION (20,000,000) shares, consisting of (a) FIFTEEN MILLION (15,000,000) shares; Amendment C: TWELVE MILLION FIVE HUNDRED THOUSAND (12,500,000) shares, consisting of (a) SEVEN MILLION FIVE HUNDRED (7,500,000) shares; Amendment D: ELEVEN MILLION (11,000,000) shares, consisting of (a) SIX MILLION (6,000,000) shares;] of common stock (the “Common Stock”), and (b) FIVE MILLION (5,000,000) shares of preferred stock (the “Preferred Stock”).; Upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [Amendment A: 5, Amendment B: 10, Amendment C: 20, Amendment D: 25] shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.0001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors of the Corporation. Each certificate that immediately prior to the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

THIRD: That resolutions were duly adopted by unanimous written consent of the Board of Directors of the Corporation setting forth this amendment to the Amended and Restated Certificate of the Corporation.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed on its behalf, by __________, its __________, this _____day of ___________, ____.

BLUEJAY DIAGNOSTICS, INC.
By:
Name:
Title:

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet —QUICK *** EASY IMMEDIATE — 24 Hours a Day, 7 Days a Week or by Mail Bluejay Diagnostics, Inc. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 13, 2023. INTERNET/MOBILE — www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED P ROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” P ROPOS ALS 1, 2, AND 3. Please mark your votes like this 1. Election of Directors (1) Neil (Indranil) Dey (2) Douglas Wurth (3) Svetlana Dey (4) Donald R. Chase (5) Fred S. Zeidman (6) Gary Gemignani FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) 2. Adopt an Amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and adjust the number of shares authorized FOR AGAINST ABSTAIN 3. Ratification of Wolf & Company, P.C., as independent registered public accounting firm for year ending December 31, 2023 CONTROL NUMBER Signature ___________________________________Signature, if held jointly______________________________________ Date ____________, 2023. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders The 2023 Proxy Statement and the 2022 Annual Report to Stockholders are available at: https://www.cstproxy.com/bluejaydx/2023 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS P ROXY IS S OLICITED ON BEHALF OF THE BOARD OF DIRECTORS BLUEJAY DIAGNOSTICS, INC. The undersigned appoints Neil (Indranil) Dey and Kenneth Fisher, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Bluejay Diagnostics, Inc. held of record by the undersigned at the close of business on May 10, 2023 at the Annual Meeting of Stockholders of Bluejay Diagnostics, Inc. to be held on June 14, 2023, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE J UDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side)